SCHEDULE 14A INFORMATION

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Cenveo, Inc.
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April 4, 2012

Dear Fellow Shareholders:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders which will be held on Wednesday, May 2, 2012, at 12:00 noon at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902. I look forward to your attendance either in person or by proxy.

We are again holding our annual meeting in Stamford. We have found that holding our meeting locally is much more economical than locations in New York City. This year’s location is very close to the Stamford train station for shareholders traveling from beyond the immediate area. We are encouraging all of our shareholders to join us for this important meeting. I plan to discuss our strong turnaround performance in 2011 and our growth plans for 2012.  I will also discuss our transformation into a diversified company that is a leader in the Labels, Packaging and Content Management, and Direct Mail industries.

Also, our field operating presidents and other senior managers will be available to meet with investors before the meeting and during a business session after my presentation.  As Cenveo’s largest individual shareholder, I look forward to meeting with you and discussing our business and positive outlook for our future. Your vote is important. I encourage you to sign and return your proxy card so that your shares will be voted at the meeting.  Thank you.

Robert G. Burton, Sr.
Shareholder
Chairman and Chief Executive Officer

Cenveo, Inc.
201 Broad Street
One Canterbury Green
Stamford, CT 06901
(203) 595-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

To Our Shareholders:

On May 2, 2012, Cenveo, Inc. will hold its 2012 annual meeting of shareholders at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902. The meeting will begin at 12:00 noon Eastern Time.

Shareholders who owned shares of our common stock at the close of business on March 9, 2012 may attend and vote at the meeting. We ask that all shareholders be present at the meeting in person or by proxy so that we have a quorum. At the meeting, you will be asked to:

1.    Elect five directors for terms expiring at the 2013 annual meeting of shareholders;

2.    Ratify the selection of Grant Thornton, LLP by the Board’s audit committee as our independent auditors for 2012;

3.    Approve, by a non-binding, advisory vote, 2011 compensation paid to the Company’s named executive officers; and

4.   Attend to any other business properly presented at the meeting or any adjournment thereof.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy card and return it in the postage prepaid envelope.

A copy of our 2011 Annual Report is enclosed. This notice and proxy statement, the proxy card and the 2011 Annual Report are being mailed on or about April 4, 2012.

By Order of the Board of Directors,

Ian R. Scheinmann
Shareholder
Senior Vice President, Legal Affairs

Stamford, Connecticut
April 4, 2012

YOUR VOTE IS IMPORTANT TO CENVEO. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

PROXY STATEMENT TABLE OF CONTENTS

PROPOSALS TO BE VOTED ON	1

NOMINEES FOR THE BOARD OF DIRECTORS	3

GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10

EXECUTIVE OFFICERS	12

COMPENSATION OF EXECUTIVE OFFICERS	14

EQUITY COMPENSATION PLAN INFORMATION	25

REPORT OF THE AUDIT COMMITTEE	29

INDEPENDENT PUBLIC AUDITORS	30

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS & CERTAIN CONTROL PERSONS	31

OTHER INFORMATION	32

QUESTIONS AND ANSWERS	33

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

Five directors will be elected this year for terms expiring in 2013. The nominees for election are:

Robert G. Burton, Sr.	Dr. Mark J. Griffin
Gerald S. Armstrong	Robert B. Obernier
Leonard C. Green

Each nominee is currently serving as a director of Cenveo. Each person elected as a director will serve until the 2013 annual meeting of shareholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.

Assuming a quorum is present, the five nominees receiving the most affirmative votes at the meeting will be elected as directors. Consequently, any shares not voted at the meeting, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Shareholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included beginning on page 3. These biographies include their age, business experience for at least the last five years and the names of publicly held and certain other corporations and organizations of which they are also directors or have been directors in the last five years. Each director nominee has served as a director of Cenveo since September 12, 2005, with the exception of Mr. Armstrong who has been a director since December 31, 2007.

The Board of Directors recommends a vote FOR election of these five director nominees.

Proposal 2—Ratification of Selection of Independent Auditors

Our audit committee has selected the firm of Grant Thornton, LLP (‘‘Grant Thornton’’) as our independent auditors for 2012. Neither Cenveo’s governing documents nor applicable law requires shareholder ratification of the appointment of our independent auditors. However, the audit committee has recommended, and the Board of Directors has determined as a matter of good corporate practice, to submit the appointment of Grant Thornton to the shareholders for ratification. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Grant Thornton. Even if the shareholders ratify the appointment, the audit committee has the discretion to change the independent auditors at any time.

Additional information can be found on page 30. The selection of our independent auditors will be ratified if the votes in favor of ratification exceed the votes against. Abstentions and broker non-votes will have no effect on this proposal.

The Board of Directors recommends a vote FOR ratification of Grant Thornton as our independent auditors for 2012.

Proposal 3—Say-on-Pay

Pursuant to Section 14A of the Securities Exchange Act adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the ‘‘Dodd-Frank Act’’), the shareholders of Cenveo may cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules.

This proposal is set forth in the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As described more fully in the Compensation Discussion and Analysis, the Compensation Committee believes that our compensation policies, which set forth clear and simple objectives, will yield long term increases in shareholder value.

Our objectives are:

1.  Pay for performance;

2.  Motivate our executives to grow our Company’s revenues, profits, cash flow and market capitalization over time, not just in the short-term; and

3.  Provide a competitive compensation opportunity to allow us to attract and retain key executives.

Our executive compensation program’s success is evidenced by the Company’s continued improved financial performance since the current management team took over the Company’s operations, despite the effects of the economic downturn during 2009 and 2010.

Our executive compensation program is structured to align the interests of our executive officers (who are significant Company shareholders) with those of our shareholders and to fairly reward them for creating or preserving shareholder value and for achieving our business objectives. The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement explains our compensation philosophy and 2011 achievements in greater detail.

While the vote is advisory and non-binding, the Compensation Committee and Board of Directors will consider the outcome of the vote and seek to determine the causes of any significant negative votes to consider any changes to its compensation practices.

The Board of Directors recommends that you vote, on a non-binding basis, FOR the proposed resolution to approve the named executive officers’ compensation.

NOMINEES FOR THE BOARD OF DIRECTORS

The following nominees are currently serving as members of Cenveo’s Board of Directors and are standing for re-election.

Robert G. Burton, Sr.
6,269,630 shares

Mr. Burton, 71, has been Cenveo’s Chairman and Chief Executive Officer since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton is Cenveo’s largest individual shareholder and the Burton family is the largest group of shareholders of Cenveo  stock.  From  December 2000  through  December 2002, Mr. Burton was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton holds both a BS and an MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees in business from the University of Connecticut and Murray State University (“MSU”) where he was Captain of their football team and drafted by the San Francisco 49ers.  He is the recipient of the first distinguished Alumnus and Golden Horseshoe Award from the MSU Alumni Association as well as the school’s Distinguished Achievement Award from the MSU College of Business and Public Affairs.  He is a member of the Syracuse Martin J. Whitman School of Management Advisory Council and a past Syracuse University Trustee.  Mr. Burton is also the lead donor for the fifth year of Cenveo’s Scholarship Fund for Cenveo’s employees’ children which is totally funded by Cenveo’s management and directors.  Mr. Burton has donated and committed one million dollars to Cenveo’s scholarship fund.  Mr. Burton is also a member of the Printing Hall of Fame.   Mr. Burton serves on our executive committee (Chair). The Board believes that Mr. Burton’s extensive experience as a CEO in the printing and media industry provides  the  Board  with  unique  insights  regarding  Company-wide  issues  and  strong leadership.  His business track record in printing is unmatched and he is recognized as one of the printing and manufacturing leaders.

Gerald S. Armstrong
102,971 shares

Mr. Armstrong, 68, became a director of Cenveo on December 31, 2007. He is presently a Managing Director of Arena Capital Partners, LLC (1997 to present), the management company for Arena Capital Investment Fund, L.P., a private investment fund. From 2006 to 2010, Mr. Armstrong was Executive Vice President of EarthWater Global, LLC, a water exploration and development company. Prior to co- founding  Arena,  Mr.  Armstrong  was  a  Partner  at  Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners where Mr. Armstrong had served as Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. A graduate of Dartmouth College with a degree in English, Mr. Armstrong served as an officer in the United States Navy and earned an MBA in Finance from New York University’s Graduate School of Business (now Stern School of Business). In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. Mr. Armstrong serves on our executive committee, audit committee (Vice Chair), compensation committee (Chair), and nominating and governance committee (Chair). The Board believes that Mr. Armstrong’s service as a principal in a variety of private companies and his strong financial background provide the Board with valuable expertise in acquisitions and financing.

Leonard C. Green
1,016,918 shares

Mr. Green, 75, has been a director of Cenveo since September 2005. He is a certified public accountant (CPA) and managing partner of The Green Group, a financial services firm of CPAs, consultants and entrepreneurs. He is presently, and has served, on the board of directors of a number of private companies in the beverage, pet food and health care industries. He also holds, and has held, executive and boards of directors positions in a number of non-profit organizations. Mr. Green graduated from Rutgers College. He earned an MBA with honors in Taxation from New York University and is a graduate of the Harvard Business School Owner/President Management Program. Mr. Green has been an Adjunct Professor of Entrepreneurship at Babson College in Wellesley, Massachusetts since 2005.  He has previously taught at the business schools of Fairleigh Dickinson University and Monmouth University in New Jersey. At Cenveo, Mr. Green serves on our audit committee (Chair), executive committee, nominating and governance committee, and compensation committee. The Board believes that Mr. Green’s deep tax and financial experience provides the Board with strong leadership on its audit committee.

Dr. Mark J. Griffin
127,644 shares

Dr. Griffin, 63, has been a director of Cenveo since September 2005. He is the founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut, and served as its headmaster from September 1975 to June 2009. He is currently an independent educational consultant. Since 1991, Dr. Griffin has served on the board of directors of the National Center for Learning Disabilities, and he has been a member of its executive committee since 2003. Dr. Griffin has also been on the board of the Learning Disabilities Association of America since 1993. Dr. Griffin served on the board of directors of World Color Press, Inc. from October 1996 to 1999, where he was a member of the audit and compensation committees. Dr. Griffin serves on our executive committee, audit committee (Vice Chair), compensation committee, and nominating and governance committee. The Board believes that Dr. Griffin’s experience as a director for other printing industry companies provides the Board with valuable insight and his strong educational background enhances the Board’s ability to understand the challenges found in a large and diverse employee base.

Robert B. Obernier
230,297 shares

Mr. Obernier, 74, has been a director of Cenveo since September 2005. Mr. Obernier founded Horizon Paper Company, Inc., a paper supply company, in 1978, as President and CEO. In 1991, he became their Chairman. Mr. Obernier recently retired as Chairman of the Norwalk Hospital Foundation, but remains a board member. Mr. Obernier finished his latest term as a Trustee of Norwalk Hospital where he has served since 1995. Mr. Obernier also served on the audit committee  of  the  board  of  the  Juvenile  Diabetes  Research Foundation as a volunteer. In November of 2011, he received the Juvenile Diabetes Research Foundation’s “Award of Distinction.”  In addition, he has served as President then Chairman, and continues as a member of the Board of Chancellors, for the New York City and Fairfield County Chapters of that Foundation. Mr. Obernier serves on our executive committee, audit committee (Vice Chair), compensation committee, and nominating and governance committee. The Board believes that Mr. Obernier’s broad experience in the paper industry provides the Board with greater insight into a key element of the Company’s business and his service on other audit committees enhances the Company’s audit committee.

Ages for Board of Director nominees are calculated as of the record date, March 9, 2012.

GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION

Nomination of Directors

The current term of office of all of our directors expires at the annual meeting of shareholders. The nominating and governance committee has nominated all five of our current directors for re-election.

Our nominating and governance committee identifies and selects, or recommends to the full Board for its consideration, the director nominees for each annual meeting of  shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow them to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date, the committee has identified and evaluated nominees for directors based on several factors, including:

•  referrals from our management, existing directors and advisors,

•  business and industry experience,

•  education,

•  diversity,

•  leadership abilities,

•  professional reputation and affiliation, and

•  personal interviews.

We do not pay any fee to a third party to identify or evaluate potential director nominees.

The committee currently has no policy in place regarding the consideration of director candidates recommended by shareholders because the director nomination procedures as described above are set forth in our corporate governance guidelines. Instead, it considers nominees identified in the manner described above. We believe that our nominating and governance committee, consisting entirely of independent directors, can successfully identify appropriate candidates for our Board. Shareholders of record are entitled to nominate director candidates in the manner provided in Cenveo’s bylaws. These requirements are summarized in the Questions and Answers section of this proxy statement, which begin on page 33.

The nominating and governance committee has not adopted a formal diversity policy with regard to the identification and selection of director nominees. However, when evaluating a candidate for nomination to the Board, the committee considers how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.

Corporate Governance

Our Board and management are committed to diligently exercising their oversight responsibilities throughout Cenveo and managing Cenveo’s affairs consistent with the highest principles of business ethics. We have adopted a code of business conduct and ethics that applies to all employees, including our senior officers.

We continue to review our corporate governance policies and practices to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the New York Stock Exchange. The Board has determined that:

•  all of our current directors, except for Mr. Burton, satisfy the independence requirements of the New York Stock Exchange’s listing standards and the ‘‘standards of independence’’ required by our corporate governance guidelines, and

•  Mr. Green qualifies as an audit committee financial expert under the rules of the SEC.

You can view the following documents on our website at www.cenveo.com under ‘‘Investors—Governance,’’ or receive copies without charge by writing to our corporate secretary at Cenveo, Inc., 201 Broad Street, One Canterbury Green, Stamford, CT 06901:

• the current committee charters for our nominating and governance committee, our audit committee and our compensation committee,

•  our corporate governance guidelines, and

•  our code of business conduct and ethics.

Director Independence

We believe that independent directors play a critical role in governing Cenveo, and we are committed to ensuring that a majority of our directors are independent. Currently four of our five directors satisfy the independence requirements of the New York Stock Exchange’s listing standards and the ‘‘standards of independence’’ required by our corporate governance guidelines. Mr. Burton is not considered independent because of his position as Chief Executive Officer of Cenveo. Our corporate governance guidelines can be accessed on our website at www.cenveo.com under ‘‘Investors—Governance.’’

In addition to the Board’s determination that four of the five nominees for election meet the foregoing independence standards, the Board has also determined that each member of our audit committee, our nominating and governance committee and our compensation committee is independent under these standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his family members, on one hand, and Cenveo, our senior management and our independent auditors, on the other hand.

As indicated by the criteria in the above sections, the nominating and governance committee prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service at the Company. The effectiveness of this approach is evidenced by the directors’ full participation at Board and committee meetings and in shaping the agendas for those meetings.

Board Leadership

Mr. Burton, the Company’s Chief Executive Officer, currently serves as the Chairman of our Board of Directors. The  Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Burton, given his unique knowledge and experience in the printing, packaging and media industry, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

Each of the audit, nominating and governance, and compensation committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nominations process, our corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.

To provide for independent leadership, the Board has created the position of lead director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board in which management directors and other members of management do not participate. The lead director’s duties are closely aligned with the role of an independent, non-executive chairman. During 2011, all executive sessions of the meetings of the Board were chaired by the independent director then serving as lead director. During 2011, our independent directors served as lead directors on a rotating basis each quarter. The lead director also is expected to approve agendas and schedules for meetings of the Board and information sent to the Board, chair Board meetings in the Chairman’s absence and act as a liaison between the independent directors.

The Board’s Role in Risk Oversight

Our Board, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trend toward increased regulation and litigation, as well as recent macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial statements, the Company’s internal control over financial reporting, the Company’s insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Board Procedures ad Committees

Our full Board considers all major decisions. However, we have established an audit committee, a compensation committee, and a nominating and governance committee, each of which is governed by a committee charter, and an executive committee so that some matters can be addressed in more depth than may be possible in a full Board meeting and (except for the executive committee) so that certain matters may be considered, recommended or approved solely by independent directors.

Nominating and Governance Committee. The current members of the nominating and governance committee are Mr. Armstrong (Chair), Mr. Green, Dr. Griffin and Mr. Obernier. This committee:

•  identifies candidates for open director positions,
•  selects, or recommends that our Board select, the director nominees for each annual shareholders meeting,
•  oversees the evaluation of our Board’s effectiveness, and
•  develops and recommends to our Board our corporate governance principles.

The nominating and governance committee met once during 2011.

Audit Committee. The current members of our audit committee are Mr. Green (Chair), Mr. Armstrong, Dr. Griffin and Mr. Obernier. Messrs. Armstrong, Griffin and Obernier acted as Vice Chairs of this committee.  The Board has determined that each member of the committee is financially literate under the New York Stock Exchange’s listing standards, satisfies the independence requirements of the New York Stock Exchange’s listing standards and satisfies the SEC’s independence requirements for audit committee members. The Board has also determined that Mr. Green is an audit committee financial expert under the rules of the SEC. A description of each committee member’s qualifications and business experience is found in the biographies beginning on page 3. Our audit committee:

•  monitors the integrity of our financial statements, including our financial reporting process,
•  monitors our internal control over financial reporting and compliance with legal andregulatory requirements,
•  monitors the independence and performance of our independent auditors,
•  monitors the performance of our internal audit function and our financial executives,
•  reviews our annual and quarterly financial statements, and
•  annually retains our independent auditors and approves the terms and scope of the work to be performed.

The audit committee met four times during 2011. For more information on the audit committee, see the report of the audit committee beginning on page 29.

Compensation Committee. The current members of our compensation committee are Mr. Armstrong (Chair), Mr. Green, Dr. Griffin and Mr. Obernier. This committee:

•  oversees the design, development and implementation of our executive compensation programs,
•  evaluates the performance of the CEO and determines CEO compensation,
•  reviews matters relating to management advancement and succession, and
•  reviews and approves the compensation for our officers and directors, including incentive compensation plans and equity-based plans.

The compensation committee met four times during 2011.

Executive Committee. The current members of our executive committee are Mr. Burton (Chair), Mr. Armstrong, Mr. Green, Dr. Griffin and Mr. Obernier. The executive committee exercises the full powers of the Board in intervals between meetings of the Board. The executive committee met once during 2011.

Board Meetings and Attendance

The full Board met four times and held one telephonic meeting during 2011. Each incumbent director attended 100% of our Board meetings held during 2011 and each committee member attended 100% of the committee meetings held in 2011. We strongly encourage each director to attend our annual shareholders meeting. All of our directors attended our 2011 annual shareholder meeting.

All non-management directors meet in executive session at each regular Board meeting. During 2011, these executive sessions were chaired by the non-management director then serving as lead director. During 2011, our non-management directors served as lead directors on a rotating basis each quarter.

Board Compensation

Overview

Directors who are employees of Cenveo do not receive compensation for their service on the Board. Our non-employee directors receive a combination of cash and equity compensation. The cash component is intended to compensate our outside directors for their expertise, time and effort. The equity component is intended to align our directors’ interests with those of our shareholders and to allow our directors to benefit from increases in our stock price that occur during their term. In addition, our equity grants contain deferred vesting requirements in order to provide an incentive for directors to remain with the Company. Accordingly, more than half of the value of our directors’ compensation is in the form of equity grants.

In addition, our employee stock purchase plan (‘‘ESPP’’) enables non-employee directors to purchase Cenveo stock, at market prices with no discount but commission-free, through deductions from their cash retainer and fees.

Cash Compensation to Board Members

From January 2, 2011 through December 31, 2011, each of our non-employee directors received an annual retainer of $25,000. They also receive $1,500 for each Board meeting attended in person and $1,200 for each Board meeting attended by telephone. Members of our Board committees receive $1,200 for each Board committee meeting attended in person and $1,200 for each Board committee meeting attended by telephone. In addition, the chair of the audit committee receives $35,000 annually, vice chairs of the audit committee each receive $10,000 annually, the chair of the compensation committee receives $7,500 annually, and the chair of the nominating and governance committee receives $5,000 annually.

Equity Compensation to Board Members

On January 12, 2011, the same date of our 2011 equity grants to Company employees, each of our non-employee directors received 24,021 restricted stock units (“RSUs”) valued at $134,998. These RSUs vest one year from the date of issuance, provided the director has not ceased to be a director of the Company for any reason prior to the vesting date. Each RSU entitles the holder to receive one share of our common stock on the vesting date. Prior to vesting, RSUs do not carry any shareholder voting, dividend or other rights. RSUs that do not vest are forfeited. The RSUs vest immediately upon a change of control of the Company.

Other

Board members are reimbursed for expenses incurred in connection with their attendance at Board meetings and in complying with our corporate governance policies. Cenveo also provides directors’ and officers’ liability insurance and indemnity agreements for our directors. No other compensation is provided to our directors.

Non-Employee Directors’ Compensation for Fiscal 2011

The following table shows the cash compensation and value of equity compensation received by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Gerald S. Armstrong	$66,700	$134,998	—	—	—	$201,698
Leonard C. Green	$79,200	$134,998	—	—	—	$214,198
Mark J. Griffin	$54,200	$134,998	—	—	—	$189,198
Robert B. Obernier	$54,200	$134,998	—	—	—	$189,198

(1)
This column reports the amount of cash compensation earned in 2011 for Board and committee service, including retainer and meeting fees. Board members may elect to use Board fees to purchase Company stock at full purchase price under the terms of the ESPP plan. During 2011, Board members used their Board fees and personal funds to purchase stock (both ESPP shares and open market shares) at full purchase price as follows:  Mr. Armstrong spent $29,227, Mr. Green spent $39,600, Dr. Griffin spent $22,062, and Mr. Obernier spent $148,681.

(2)
This column represents the aggregate grant date fair value of RSUs granted in 2011. The aggregate grant date fair value of the award of 24,021 RSUs granted to each non-employee director during 2011 was $5.62 (calculated using the aggregate grant date fair value for the RSUs, which was the same as the closing price of Cenveo stock on the grant date of $5.62). These awards were granted on January 12, 2011 and vested on January 12, 2012.  At December 31, 2011, each non-employee director had 24,021 unvested RSUs outstanding.

(3)
No options were granted in 2011. At December 31, 2011, Dr. Griffin and Mr. Obernier each had 10,000 vested options and zero unvested options outstanding; Mr. Green had 5,000 vested options and zero unvested options outstanding; and Mr. Armstrong had no option awards.

(4)	None of our non-employee directors received any perquisites or compensation in 2011 other than cash fees and equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This chart shows the common stock ownership for each director, director nominee, and the NEOs as of March 9, 2012 (the “Record Date”), and owners of more than five percent of our outstanding common stock as of the date of their last Schedule 13G or Schedule 13G/A filing. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. Unless otherwise specified, the address for each shareholder named below is c/o Cenveo, Inc., 201 Broad Street, One Canterbury Green, Stamford, CT 06901.

Beneficial Owners	Amount & Nature of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Robert G. Burton, Sr.	6,269,630	(a)	9.9%
Mark S. Hiltwein	322,698	(b)	*
Dean E. Cherry	230,442	(c)	*
Harry R. Vinson	430,033	(d)	*
Robert G. Burton, Jr.	723,562	(e)	1.1%
Gerald S. Armstrong	102,971	(f)	*
Leonard C. Green	1,016,918	(g)	1.6%
Mark J. Griffin	127,644	(h)	*
Robert B. Obernier	230,297	(i)	*
All directors and executive officers as a group
(10 persons)	9,474,156		14.6%
Elm Ridge Management, LLC	6,281,265	(j)	9.9%
FMR LLC	5,078,200	(k)	8.0%
Paradigm Capital Management, Inc.	3,745,650	(l)	5.9%
BlackRock, Inc.	3,559,218	(m)	5.6%

*	Less than 1%.

(a)
For Mr. Burton, Sr.: includes (i) 2,507,625 shares owned by Mr. Burton; (ii) 2,987,005 shares owned by Burton Capital Management, LLC (‘‘BCM’’) (Mr. Burton is the Chairman, CEO and Managing Member of BCM, which was formed to invest in middle market manufacturing companies that provide an opportunity for increased shareholder value through intense management and operational changes and organic and acquisitive growth); and (iii) 775,000 stock options that are currently vested and exercisable or will become exercisable within 60 days of the Record Date. Does not include 675,000 shares underlying unvested restricted share unit awards or 75,000 shares issuable upon exercise of unvested stock options.

(b)
For Mr. Hiltwein: includes (i) 232,698 shares owned by Mr. Hiltwein; and (ii) 90,000 stock options that are currently vested and exercisable or will become exercisable within 60 days of the Record Date. Does not include 92,500 shares underlying unvested restricted share unit awards or 60,000 shares issuable upon exercise of unvested stock options.

(c)
For Mr. Cherry: includes (i) 189,242 shares owned by Mr. Cherry; (ii) 14,950 shares owned by his children; and (iii) 26,250 stock options that are currently vested and exercisable or will become exercisable within 60 days of the Record Date. Does not include 63,750 shares underlying unvested restricted share unit awards or 43,750 shares issuable upon exercise of unvested stock options.

(d)
For Mr. Vinson: includes (i) 198,783 shares owned by Mr. Vinson; and (ii) 231,250 stock options that are currently vested and exercisable or will become exercisable within 60 days of the Record Date. Does not include 77,500 shares underlying unvested restricted share unit awards or 43,750 shares issuable upon exercise of unvested stock options.

(e)
For Mr. Burton, Jr.: includes (i) 399,662 shares owned by Mr. Burton, Jr.; (ii) 8,850 shares owned by his children; (iii) 1,300 shares owned by his spouse; and (iv) 313,750 stock options that are currently vested and exercisable or will become exercisble within 60 days of the Record Date. Does not include 103,750 shares underlying unvested restricted share unit awards or 58,750 shares issuable upon exercise of unvested stock options.

(f)	For Mr. Armstrong: includes (i) 87,971 shares owned by Mr. Armstrong; and (ii) 15,000 shares owned by his son. Mr. Armstrong disclaims beneficial ownership of the shares owned by his son.

(g)
For Mr. Green: includes (i) 855,278 shares owned by Mr. Green; (ii) 5,000 stock options that are currently vested and exercisable; (iii) 27,540 shares owned by his spouse; (iv) 52,100 shares owned by Dalled, Inc.; (v) 18,700 shares owned by Jobel Management Corp.; (vi) 11,200 shares owned by Market Investments, LP; (vii) 19,900 shares owned by Southern States Investment Co., Inc.; (viii) 700 shares owned by Altman Trust-Green Realty Associates; (ix) 11,000 shares owned by Canal Corporation; and (x) 15,500 shares owned by Founder, Inc. Mr. Green disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein. Includes approximately 689,751 shares held in a margin account, and 78,540 shares pledged as security for a loan from Fifth Third Bank to DJ Stable in which Mr. Green is a principal owner.

(h)	For Dr. Griffin: includes (i) 117,644 shares owned by Dr. Griffin; and (ii) 10,000 stock options that are currently vested and exercisable.

(i)	For Mr. Obernier: includes (i) 220,297 shares owned by Mr. Obernier; and (ii) 10,000 stock options that are currently vested and exercisable.

(j)
The address for Elm Ridge Capital Management, LLC is 3 West Main Street, 3rd Floor, Irvington, New York 10533. Mr. Ronald Gutfleish is the managing member of Elm Ridge Capital Management, LLC. Elm Ridge Capital Management, LLC and Elm Ridge Management, LLC, with an address of 3 West Main Street, 3rd Floor, Irvington, New York 10533, have shared voting and dispositive power of 6,281,265 shares. Elm Ridge Offshore Master Fund, Ltd., with an address of c/o Goldman Sachs (Cayman) Trust, Limited, PO Box 896, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, has shared voting and dispositive power of 6,114,905 shares. The foregoing information is based solely on the Schedule 13G filed by Elm Ridge Management, LLC with the SEC on February 14, 2012.

(k)
The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a registered investment adviser and a wholly-owned subsidiary of FMR LLC and is the beneficial owner of 5,078,200 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 5,078,200 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairmanof FMR LLC, are the predominant owners, directly or through trusts, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. As such, they may be deemed to be a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.The foregoing information is based solely on the Schedule 13G filed by FMR LLC and Mr. Johnson with the SEC on February 14, 2012.

(l)
Paradigm Capital Management, Inc. (‘‘Paradigm’’) is the beneficial owner of 3,745,650 shares. The address for Paradigm is Nine Elk Street, Albany, New York 12207. The foregoing information is based solely on the Schedule 13G filed by Paradigm Capital Management, Inc. with the SEC on February 13, 2012.

(m)
BlackRock, Inc. (‘‘BlackRock’’) is the beneficial owner of 3,559,218 shares. The address for BlackRock is 40 East 52nd Street, New York, New York 10022. The foregoing information is based solely on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2012.

EXECUTIVE OFFICERS

Robert G. Burton, Sr.
Please refer to page 3 for the biography of Mr. Burton, our Chairman and Chief Executive Officer.

Robert G. Burton, Jr
Mr. Burton, Jr., 36, has served as Cenveo’s President since August 10, 2011.  From December 2010 to August 2011, Mr. Burton was President of Corporate Operations, with a primary focus on Mergers & Acquisitions (“M&A”), Treasury, Information Technology, Human Resources, Legal and Investor Relations.  From September 2005 to December 2010, Mr. Burton was Executive Vice President of Investor Relations, Treasury, Human Resources and Legal at Cenveo.  He has been a member of the Chairman’s executive committee since joining Cenveo.  From 2004 to 2005, Mr. Burton was President of Burton Capital Management, LLC and was the primary investment officer before he joined Cenveo on September 12, 2005.  Mr. Burton has over 16 years of business experience as an investor relations, M&A and financial professional.  Mr. Burton also served as the Senior Vice President, Investor Relations and Corporate Communications for Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) from December 2001 to May 2003.  Mr. Burton served as Vice President, Investor Relations of Walter Industries in 2000.  From 1996 through December 1999, Mr. Burton held various management positions at World Color Press, Inc., including Vice President, Investor Relations.  Mr. Burton earned a Bachelor of Arts degree in Economics from Vanderbilt University.

Mark S. Hiltwein
Mr. Hiltwein, 48, has served as Cenveo’s Chief Financial Officer since December 2009 and was Chief Financial Officer from July 2007 to June 2009. From June 2009 to December 2009, Mr. Hiltwein served as Cenveo’s President and Field Sales Manager. From July 2005 to July 2007, he was President of Smartshipper.com, an online third party logistics company. From February 2002 through July 2005, Mr. Hiltwein was Executive Vice President and Chief Financial Officer of Moore Wallace Incorporated, a $3.5 billion printing company. Prior to that, he served as Senior Vice President and Controller from December 2000 to February 2002. Mr. Hiltwein has served in a number of financial positions from 1992 through 2000 with L.P. Thebault Company, a commercial printing company, including Chief Financial Officer from 1997 through 2000. Mr. Hiltwein began his career at Mortenson and Associates, a regional public accounting firm where he held various positions in the audit department. Mr. Hiltwein received his Bachelor’s degree in accounting from Kean University, and he is a CPA.

Dean E. Cherry
Mr. Cherry, 51, has been Cenveo’s Executive Vice President, Operations since November 2011.  He was previously Cenveo’s President, Envelope Group from February 2010 to November 2011. From July 2009 to February 2010, he was Executive Vice President, and from June 2008 to July 2009, he was President, Commercial Print and Packaging. From February 2008 to June 2008, he was President, Envelope Operations. Since October 2006, Mr. Cherry was involved with Renovatio Ventures, Inc. packaging and commercial print sector. From 2004 to 2006, he was Group President of Short-Run Commercial, and Group President of Integrated Print Communications and Global Solutions, a $4.5 billion division of RR Donnelley & Sons, Inc. In this position, Mr. Cherry had global P&L responsibility for Direct Mail, Commercial Print, Global Capital Markets, Business Communication Services, Forms and Labels, Astron (outsourcing) and Latin America. From 2001 to 2004, he held the positions of President, International and Subsidiary Operations and President, Commercial and Subsidiary Operations, for Moore Corporation Limited, a division of RR Donnelley. From 1991 to 1998 he held the following positions at World Color Press, Inc.: 1991 to 1993 Vice President, Operations; 1993 to 1994 Vice President, Regional Plant Manager; 1994 to 1996 Executive Vice President and Senior Vice President, Operations; 1997 to 1998 Executive Vice President, Investor Relations and Corporate Communications. From 1985 to 1991, he held various financial positions at Capital Cities/ABC Publishing division including Vice President, Finance and Operations. Mr. Cherry is a graduate of Murray State University with a B.S. in Finance and an MBA.

Harry R. Vinson
Mr. Vinson, 51, has served as Cenveo’s President, Print Services and Envelope Groups since January 1, 2012.  From October 2009 to December 2011, he was President, Print Services Group.  From December 2008 to October 2009, Mr. Vinson was Executive Vice President of Cadmus Publisher Services Group and Global Packaging Groups.  From March 2007 to December 2008, Mr. Vinson was Cenveo’s Executive Vice President of Cadmus Publisher Services Group. Prior to his role at Cadmus Publisher Services Group, Mr. Vinson was Cenveo’s Senior Vice President, Purchasing and Logistics from September 2005 to March 2007. From October 2003 until September 2005, he was the General Manager of Central Region Sheetfed Operations of MAN Roland, a printing press manufacturer. From February 2002 until July 2003, Mr. Vinson served as Senior Vice President and General Manager of the Publication and Directory Group at Moore Wallace (formerly Moore Corporation Limited). From February 1990 until February 2002, he served in various senior sales positions at Quebecor World (formerly World Color Press). Mr. Vinson is a graduate of Murray State University with a Bachelor of Science in print management and a minor in marketing.

Ian R. Scheinmann
Mr. Scheinmann, 43, has served as  Cenveo’s Senior Vice President, Legal Affairs since August 2010.  From May 2010 until August 2010, he served as Cenveo’s in-house real estate counsel.  Prior to his role as Cenveo’s in-house counsel, Mr. Scheinmann was Cenveo’s outside real estate counsel as a member of Rudoler & DeRosa, LLC in Bala Cynwyd, Pennsylvania, where his practice covered a wide range of real estate and business transactions.  Prior to joining Rudoler & DeRosa, Mr. Scheinmann was a shareholder with the Philadelphia office of Greenberg Traurig, LLP from August 2002 until March 2009.  From 1995 until 2002, he was engaged in private practice with (i) Dilworth Paxson, LLP in Philadelphia, Pennsylvania (September 2000 until July 2002), (ii) Anderson, Kill and Olick, P.C. in  Newark, New Jersey and New York, New York (November 1996 until May 2000), and (iii) Weiner Lesniak in Parsippany, New Jersey (October 1995 until October 1996).  Mr. Scheinmann received his Bachelor of Science in Business Administration from the John M. Olin School of Business at Washington University, St. Louis, Missouri and his J.D. with honors from Seton Hall University School of Law.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Program Summary

The executive compensation program at Cenveo is designed to align shareholder interests in creating long-term value with Company needs to retain, motivate and reward executive talent. Key features of the program’s objectives, principles and design include the following:

•	Compensation levels designed to reward strong performance and withhold rewards when Company and individual objectives are not achieved;
•
An annual incentive program – Management By Objectives Plan (“MBO Plan”) --  that requires the achievement of a meaningful financial threshold (adjusted EBITDA, free cash flow in 2011) before any incentives are paid.  For purposes of the MBO Plan, non-GAAP earnings per share is calculated as diluted earnings per share on a GAAP basis adjusted for restructuring and impairment charges, discontinued operations and certain other items that impact the comparability of the Company’s operating results;

•	A primarily equity-based long-term incentive program;
•
Stock ownership requirements for executives to further strengthen the alignment of executives and shareholders (and the stock holdings for all of NEOs currently are compliant with their respective guidelines);

•	Minimal perquisites representing a deminimis percentage of the total compensation package (excluding Key Employee Retention Plan (“KERP”) payments);
•
Compensation targets and levels reviewed against a broad range of printing, packaging and media companies similar in revenue size to Cenveo, as well as certain other companies that are our direct competitors, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader; and

•	The Company’s practices and principles of no option repricing or option grants below fair market value, and no tax gross-ups on any benefits or perquisites.

2011 Highlights

Cenveo had many key accomplishments in 2011.  Our NEOs are critical to Cenveo’s successes, and their compensation reflects recognition of these achievements, especially during challenging economic times.  Highlights include:

•	Solid operating results despite a challenging economic and operating environment:
-
Achievement of the Company’s goal of $235 million in adjusted EBITDA (an increase of approximately 8.7% from the prior year).  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, (gain) loss on early extinguishment of debt, divested operations or assets held for sale and (income) loss from discontinued operations, net of taxes.

	-	Positive revenue growth – 11.7% increase from the prior year (net sales of $1.9 billion compared to $1.7 billion for the prior year).
	-	Increased operating margins.
	-	Free cash flow of over $106 million (a 6% increase from the 2011 target of $100 million). Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and net capital expenditures.
•	Key strategic acquisition of the Envelope Product Group (“EPG”) from MeadWestvaco along with the integration of EPG facilities, personnel and operations.
•	Passage of the Company’s say on pay proposal, where the Company adopted several new guidelines in an effort to further align management with shareholder interests.

All of our NEOs met or exceeded their respective individual MBO Plan targets.  Consistent with our pay for performance philosophy and in recognition of strong operating results for 2011, our NEOs received bonus awards. These  awards were consistent with the short-term cash incentive plan design   Despite achievement of both Company and individual objectives, the Company paid all NEOs bonuses in amounts less than the amounts for which they were each eligible as a matter of prudent use of Company resources.  Long-term incentive awards were provided primarily in equity.

Overview

Cenveo is a global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions.  The Company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution.

Achieving our long term goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our overall executive compensation program is designed to be highly competitive with those companies in our industry, considering our size and scale, and also competitive with similar or larger companies in general. In addition, our executive compensation program is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success and encouraging them to remain with the Company.

The timing and pace of the economic recovery was tentative in 2011, resulting in ongoing economic uncertainties for our customers and our business.   The conditions in 2011 enabled us to return to many of the historic design parameters of our executive compensation program, which were modified temporarily in 2008 to address the unprecedented state of the economy and equity markets.

Guiding Principles

Cenveo’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

In designing our executive compensation program, we are guided by the following principles:

•	PAY FOR PERFORMANCE;

•	establish a direct relationship between executive compensation and our financial and operating performance;

•	provide performance-based compensation (including equity awards) that allow executive officers to earn rewards for maximizing shareholder value;

•	align the interests of our executives with those of our shareholders;

•	retain the executives necessary for our long-term success; and

•	reward individual initiative and the achievement of specified Company and individual goals.

Operation of the Compensation Committee

The Compensation Committee of the Board (the “Committee”) administers our executive compensation program. The Committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s executive officers, including all NEOs.

For a more complete description of the responsibilities of the Committee, see Governance, Board Committees and Board Compensation beginning on page 5 of this proxy statement, and the charter of the Committee posted on Cenveo’s website at www.cenveo.com.

Role of Compensation Consultant

Neither the Company nor the Committee has formally used the services of any compensation consultant in matters affecting senior executive or director compensation.

Role of Company Management

Cenveo management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Committee, which makes the final compensation determinations.  Separately, the Committee makes the final determination on CEO compensation.  The management team is responsible for the administration of the compensation programs once Committee determinations are finalized.

The Compensation Program

The key components of our current compensation program for Cenveo executive officers are:

•     Base salary;
•     Annual incentive bonus under the MBO Plan;
•     Long-term performance-based and other equity awards including the KERP; and
•     Other benefits, including an employee stock purchase plan, 401(k) plan and severance protection.

To remain competitive, the Committee periodically reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and executive compensation in our targeted markets.  Compensation targets and levels are reviewed against a broad range of printing, packaging and media companies similar in revenue size to Cenveo, as well as certain other companies that are our direct competitors, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader.  As such, primary consideration is placed on market data from industrial companies of similar size in terms of revenue, as noted above.   Our guiding principles and the structure of our compensation program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, differences in levels of responsibility, factors related to a newly hired NEO and/or the performance of individual NEOs.

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities as well as provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has employment agreements with each NEO that provide a minimum base salary. These initial base salaries were set considering: 1) each executive’s role and responsibilities at the time he joined the Company or the agreements were negotiated, 2) the skills and future potential of the individual with the Company, and 3) salary levels for similar positions in our target market. Annually, the Committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities, and external market data for similar positions.

Short-Term Cash Incentives

We provide annual incentive awards under our MBO Plan usually in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results of the Company and individual performance targets measured over the fiscal year for which that compensation is paid. MBO targets for 2011 were: for Mr. Burton, Sr., our CEO, 300% of base salary, for Messrs. Burton, Jr., Hiltwein and Cherry, 110% of base salary, and for Mr. Vinson, 100% of base salary. MBO targets for 2012 are: for Mr. Burton, Sr., 300% of base salary, for Messrs. Burton, Jr., Hiltwein and Vinson, 115%, and for Mr. Cherry, 110%.

The actual individual awards to executives are based not only on performance against Company-wide performance goals as described above, but also on each executive’s performance against specific individual objectives. Goals for the CEO were recommended and approved by the Committee, and specific individual objectives for the other NEOs were reviewed and approved by the CEO.  The goals can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO. If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the Committee at the beginning of the performance period. The Committee and the Board review CEO performance and the final bonus determination for the CEO is made by the Committee. The CEO reviews with the Committee the other NEO payouts, including a discussion on performance against individual objectives, and the other NEO final bonus determinations are based on the Committee’s overall view of each NEO’s performance. Given the vagaries of the marketplace and the possibility of unforeseen developments, the Committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

In 2011, Company-wide performance was measured using revenues, adjusted EBITDA, and free cash flow. The target level of revenue was $1.9 billion, the targeted level of adjusted EBITDA for 2011 was set at $235 million and the target level of free cash flow was $100 million. This performance level was set by the Committee at the beginning of the year after thorough discussion with management.  For 2011, the Committee reviewed the Company’s performance against targets described earlier. The actual results exceeded all of these targets. All short-term compensation paid to the NEO is shown in the 2011 Summary Compensation Table on page 21. In all cases, the NEOs did not receive the full payout of the 2011 eligible bonus amount.

Retention

We attempt to retain our executives who meet our performance standards by providing competitive compensation packages and by having equity compensation awards vest over a four-year period. During the economic downturn from 2008 to 2010, the Company put in place a KERP to ensure that the Company retained the services of managers who the Board determined are critical to the long-term performance of the Company. Given the challenging economic conditions that the Company faced during the recession and the fact that the Company has not paid any bonuses to any NEOs since 2008, the Committee felt it was necessary to implement a plan to retain senior management, many of whom were considered for other senior level opportunities within the industry. Under the KERP, a participant is awarded a specified dollar award that is paid out in equal monthly installments over a period of three years. KERP awards are not vested and any participant who leaves the Company forfeits the unpaid portion of the award, except in the event of retirement or death.

Historically, the Committee has taken several factors into consideration when making KERP awards including an individual’s performance against his/her objectives, market value for an individual’s services, and succession planning.

As the Company stated in last year’s proxy, and in an effort to more closely align the Company’s compensation with performance program, there were no new KERP awards made for 2011. The only KERP payments made were the pay-out of prior KERP awards that were issued in 2008-2010. The Company expects the last remaining payments under the one remaining legacy KERP plan to be fully paid out by the end of 2013.

We believe the KERP was effective in attracting and retaining good individuals. In fact, over 100 of our managers have worked for Mr. Burton, Sr. in other printing companies before joining Cenveo.

Long-Term Incentive Awards

Our long-term incentive awards are used to link Company performance and increases in shareholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our NEOs and are consistent with our emphasis on linking executive pay to shareholder value.

Options have a per share exercise price of 100% of the fair market value of a share of our common stock on the date of grant and, accordingly, the value of the option is dependent on the future market performance of the common stock. The number of shares of common stock subject to options granted to our executive officers is generally based on the salary, responsibilities and performance of each officer.  In addition, the Committee reviews the number and value of options granted by selected peer companies in making option grants to our executive officers.

Restricted shares are shares of common stock that are subject to forfeiture.  The shares vest on the basis of performance and/or continued employment as determined in advance by the Committee. The shares generally are forfeited by participants if they leave Cenveo before the shares have vested.  A participant who has received a grant of restricted shares will receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of until they have vested.

Each RSU has the fair market value of one share of common stock on the settlement date specified in the award agreement (generally the vesting date) and is paid in cash, shares or other property as determined by the Committee.

The RSUs vest on the basis of performance or continued employment, as determined by the Committee.  A participant is credited with dividend equivalents on any vested RSUs when dividends are paid to shareholders, but is not entitled to dividend equivalents on unvested RSUs.  RSUs generally may not be transferred prior to the delivery of the common stock.

When determining the appropriate combination of stock options, restricted stock and RSUs, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool.  We believe that providing combined grants of stock options, on the one hand, and restricted stock and/or RSUs, on the other, effectively balances our objective of focusing the NEOs on delivering long-term value to our shareholders, with our objective of providing value to the executives with the equity awards.  Stock options only have value to the extent the price of the Company’s stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price increases over the term of the award.  In this sense, stock options are a motivational tool.  Unlike stock options, restricted stock and RSUs offer executives the opportunity to receive shares of the Company’s stock on the date the restriction lapses.  In this regard, RSUs serve both to reward and retain executives, as some of the RSUs we have granted vest upon satisfaction of performance targets and others vest over an extended period of time and the value of the RSUs is linked to the price of the Company’s stock on the date the RSU vests.  Unvested stock options and RSUs are forfeited if the executive voluntarily leaves the Company and generally are vested upon a change in control of the Company or if the Company terminates the executive’s employment without cause.

Equity incentive compensation in the form of stock options, restricted stock and RSUs will have a value that is contingent upon the performance of the Company’s share price.  For management, all equity awards vest over a four-year period to further align our interest with shareholders. Consistent with the Company’s compensation philosophy, there will be no equity-based awards issued to management unless the Company achieves its 2012 communicated guidance to shareholders.  Also, the Committee has determined that at least 50% of all future awards to all management including NEOs will be performance-based to more closely align compensation with performance. Since the passage of the 2011 say-on-pay proposal, no new equity incentive compensation has been issued.

During 2011, Mr. Burton, Sr. vested in 312,500 RSUs.  Also during 2011, Messrs. Burton, Jr., Hiltwein, Cherry, and Vinson vested in 46,250, 45,000, 32,500, and 38,750 RSUs, respectively.  In addition, Messrs. Burton Sr., Burton, Jr., Hiltwein, Cherry, and Vinson vested in 37,500, 35,625, 32,500, 13,750 and 23,750 in stock options, respectively, in 2011.  All of these awards were granted in 2007, 2008, 2009 and 2010.  The value realized by each executive upon such vesting is set forth in the Option Exercises and Stock Vested table on page 24. With the exception of Mr. Burton, Jr., none of the other NEOs exercised stock options or sold shares during 2011. The number of shares subject to such awards and their full value for financial reporting purposes are set forth in the Grants of Plan-Based Awards table on page 22.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high-caliber executives. Cenveo’s primary benefits for executives include participation in the Company’s broad-based plans: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

Cenveo also provides certain executives, including the NEOs, the following benefits:

Employee Stock Purchase Plan.  In 2005, we adopted an employee stock purchase plan that allows our employees, including executives, to purchase our common stock at market prices on a monthly basis through payroll deductions.  In 2007, we amended the plan to allow participation by our non-employee directors.  Payroll deductions may not exceed $50,000 per month. Mr. Burton, Sr. has always participated in the ESPP and in June, 2011, he increased his deduction to $33,000 per month.

Other Compensation.  We provide our NEOs with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 21 that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  Excluding KERP payments, the costs of these benefits, which include car allowances and life insurance premiums, constitute only a small percentage of each NEOs total compensation.

Pension and Retirement Benefits

No Retirement Compensation for Executives.  Our CEO and other executive officers receive no pension or other retirement payments or contributions from the Company.

No Deferred Compensation Plan for Executives.  We have no deferred compensation plan for our executive officers.

401(k) Plan.  We have a 401(k) plan to which all eligible employees, including executive officers, can contribute a portion of their compensation on a pre-tax basis.  A plan participant can direct the investment of contributions into one of twenty mutual funds and other investment vehicles, including the Company’s common stock.  We do not match employee contributions under this plan, except as required under existing collective bargaining agreements.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our team of executives. These guidelines are designed to encourage our executive officers to have a meaningful equity ownership in the Company, and thereby link their interests with those of our shareholders. The levels are calculated as a multiple of the executive’s base salary, and executives are given five years to reach their requisite ownership levels.  The levels are as follows:  Chairman and CEO – five times base salary; President, Executive Vice Presidents and Senior Vice Presidents – three times base salary; and Vice Presidents – two times base salary.

In 2011, our CEO purchased over $1,537,000 of the Company’s stock.  Our other executive officers have also invested in the Company’s stock.  For their current stock ownership, see Security Ownership of Certain Beneficial Owners and Management on page 10.

Tax Deductibility Policy

The Committee considers the deductibility of compensation for federal income tax purposes in the design of Cenveo’s programs. Currently, except for RSUs that vest solely over time, all of the incentive compensation paid to our NEOs for 2011 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes. While we generally seek to ensure the deductibility of the incentive compensation paid to our NEOs, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our shareholders even if these amounts are not fully tax deductible. Our current long-term equity incentive plan is structured to give the Committee the flexibility to grant awards that qualify as performance-based under Section 162(m) of the Internal Revenue Code (“IRC”) as well as awards that do not qualify.

Employment and Severance Arrangements. Our CEO has an employment agreement that provides for his employment by Cenveo through December 31, 2015, subject to automatic one-year renewals absent notice of non-renewal by either party at least 90 days before the end of the term. In order to assure the continuity of management while the Company pursues its goals over the next several years, the employment agreement was amended on December 30, 2011 to extend Mr. Burton’s employment by Cenveo through December 31, 2015. The employment agreement was previously amended on December 30, 2008 in order to comply with regulations issued under Section 409A of the IRC. The employment agreement, as amended, also provides for an annual base salary of at least $1,100,000, a target bonus opportunity of 300% of base salary for which the CEO is eligible on an ‘‘all or nothing’’ achievement of Company financial and operating objectives so that our CEO will not be entitled to any bonus unless all of the key financial and operating goals are satisfied (with the Committee determining the amount of the bonus to be paid), and certain personal benefits. Our other NEOs have employment agreements that provide for severance in the event the Company terminates their employment without cause or they terminate their employment for good reason. If the Company terminates a NEO’s employment ‘‘without cause,’’ or if the NEO terminates his employment for ‘‘good reason,’’ each as defined in the agreement, the executive’s severance would include a lump sum severance payment, COBRA coverage for a specified period and immediate vesting of all outstanding stock options and other equity grants, each in the amounts specified under ‘‘Employment Agreements’’ on page 27.

Succession Planning

At each Board meeting, the Committee meets and discusses the current performance of each of Cenveo’s senior executives as well as reviews and discusses the current and future senior management organization of Cenveo.  This ongoing review encompasses Mr. Burton’s direct reports as well as his positions of Chairman and CEO.  Mr. Burton participates in these discussions and has recommended an organization in case he were to be unable to lead the Company.  Mr. Burton has told the Committee and the Board that he has no intent to retire as long as he is in good health so that he can continue to increase shareholder value.  As noted previously in this Proxy Statement, Mr. Burton is Cenveo’s largest individual shareholder and has almost three years remaining on his present employment contract.  In furtherance of the Company’s succession planning, in August, 2011, Mr. Burton recommended and the Board unanimously approved the appointment of Robert G. Burton, Jr. to the position of President.  The Committee and all the independent directors serving on the Board feel very fortunate to have a global printing and media executive of Mr. Burton, Sr.’s stature and highly distinguished long-term track record serving as our Chairman and CEO.

Compensation Committee Report

The Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement. This report is provided by the following independent directors, who comprise the Committee:

THE COMPENSATION COMMITTEE

Gerald S. Armstrong (Chair)
Leonard C. Green
Dr. Mark J. Griffin
Robert B. Obernier

Compensation Committee Interlocks and Insider Participation

All members of the Committee during fiscal year 2011 were independent directors, and no member was an employee or former employee. No Committee member had any relationship requiring disclosure under the section titled ‘‘Transactions with Related Persons, Promoters and Certain Control Persons’’ in this proxy statement. During fiscal year 2011, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Committee.

There are no family relationships between directors, director nominees and executive officers except that Robert G. Burton, Sr. and Robert G. Burton, Jr. are father and son.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards(s) (2)	Option Awards (3)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings (4)	All Other Compen- sation (5)	Total
Robert G. Burton, Sr.	2011	$1,100,000	—	$1,686,000	—	$2,908,201	—	$3,937,663	$9,631,864
Chairman and Chief	2010	$1,063,333	—	$2,106,000	—	—	—	$3,011,663	$6,180,996
Executive Officer	2009	$1,011,859	—	$1,055,000	$248,745	—	—	$1,504,081	$3,819,685
Mark S. Hiltwein	2011	$550,000	—	$252,900	$45,180	$368,801	—	$434,534	$1,651,415
Executive Vice President	2010	$508,958	—	$280,800	$54,120	—	—	$288,178	$1,132,056
& Chief Financial Officer	2009	$449,439	—	$84,400	$104,822	—	—	$179,244	$817,905
Dean E. Cherry	2011	$475,000	—	$56,200	$33,885	$92,134	—	$284,898	$942,117
Executive Vice President,	2010	$459,167	—	$280,800	$54,120	—	—	$250,826	$1,044,913
Operations	2009	$436,939	—	$63,300	$58,040	—	—	$158,195	$716,474
Harry R. Vinson	2011	$425,000	—	$168,600	$33,885	$343,358	—	$316,687	$1,287,530
President, Print Services	2010	$425,000	—	$280,800	$54,120	—	—	$302,210	$1,062,130
and Envelope Groups	2009	$351,202	—	$63,300	$58,040	—	—	$158,552	$631,094
Robert G. Burton, Jr.	2011	$600,000	—	$337,200	$45,180	$485,134	—	$548,561	$2,016,075
President	2010	$510,625	—	$280,800	$54,120	—	—	$429,948	$1,275,493
	2009	$444,439	—	$84,400	$100,011	—	—	$224,663	$853,513

(1)
100% of our annual cash bonus is performance-based, and is therefore included under the ‘‘Non-Equity Incentive Plan Compensation’’ column. The requirements for receiving this bonus are described elsewhere in this proxy statement.

(2)
Represents the aggregate grant date fair value of RSUs granted during 2011, 2010 and 2009, respectively, computed in accordance with FASB ASC Topic 718. Grant date fair value is calculated using the closing price of Cenveo stock on the date of grant.

(3)
Represents the aggregate grant date fair value of stock options granted in 2011, 2010 and 2009, computed in accordance with FASB ASC Topic 718. For additional information, refer to note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	We pay no pension or other retirement compensation to, and have no deferred compensation plan for, our NEOs.
(5)
This column reports perquisites of life insurance premiums, car allowances, ESPP bonus match, and KERP payments. Life insurance premiums during 2011 were as follows:  For Mr. Burton, Sr., $11,124; for Mr. Hiltwein, $810; for Mr. Cherry, $1,173; for Mr. Vinson, $1,065; and for Mr. Burton, Jr., $486.  Car allowances during 2011 were as follows:  For Mr. Burton, Sr., $18,000; for Messrs. Hiltwein, Cherry, Vinson and Burton, Jr., $12,000. ESPP bonus match amounts during 2011 were as follows:  For Mr. Burton, Sr., $26,000; for Mr. Hiltwein, $2,250; for Mr. Cherry, $2,250; for Mr. Vinson, $1,800; and for Mr. Burton, Jr., $3,600. KERP payments during 2011 were as follows: For Mr. Burton, Sr., $3,882,539; for Mr. Hiltwein, $419,474; for Mr. Cherry, $269,475; for Mr. Vinson, $301,821; and for Mr. Burton, Jr., $532,475. KERP payments are paid through regular payroll and are to be paid over a 36 month period. As stated in the Retention section on page 17, there were no new KERP awards made for 2011.

Grants of Plan-Based Awards in 2011

The following table provides information about equity and non-equity awards granted to the NEOs in 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4) (per share)	Full Grant Date Fair Value of Equity Awards (5)
		Target
Robert G. Burton, Sr.	—	$3,300,000	—	—	—	—
	1/12/2011		300,000			$1,686,000
Mark S. Hiltwein	—	$605,000	—	—	—	—
	1/12/2011			20,000	$5.62	$45,180
	1/12/2011		45,000			$252,900
Dean E. Cherry	—	$522,500	—	—	—	—
	1/12/2011			15,000	$5.62	$33,885
	1/12/2011		10,000			$56,200
Harry R. Vinson	—	$425,000	—	—	—	—
	1/12/2011			15,000	$5.62	$33,885
	1/12/2011		30,000			$168,600
Robert G. Burton, Jr.	—	$660,000	—	—	—	—
	1/12/2011			20,000	$5.62	$45,180
	1/12/2011		60,000			$337,200

(1)
This column shows the potential value of the payout for each NEO under our incentive bonus plan for 2011.  The potential payouts were performance-driven and therefore completely at risk.  The Company made partial bonus payments in 2011 as shown on the Summary Compensation Table on page 21.

(2)
This column shows the number of RSUs granted in 2011 to the NEOs.  The award granted on January 12, 2011 vests 25% per year over four years beginning January 12, 2012, the first anniversary of the date of grant.

(3)
This column shows the number of stock options granted in 2011 to the NEOs. The options granted on January 12, 2011 vests 25% per year over four years beginning January 12, 2012, the first anniversary of the date of grant.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of Cenveo stock on the date of grant.
(5)
This column shows the full grant date fair value of the RSUs and options granted to the NEOs in 2011.  Generally, the full grant date fair value is the closing price of Cenveo stock on the date of grant ($5.62 for the 1/12/2011 RSU award).  Actual amounts received by our executives will depend on our executives’ continued employment through the vesting period and our stock price when the executives ultimately sell the stock.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2011.  This table includes unexercised and unvested option awards; unvested RSUs; and unvested restricted stock.  Each equity grant is shown separately for each NEO. Each grant shown in the table vests 25% per year over four years beginning on the first anniversary of the date of grant, except that each October 27, 2005 grant vests 25% per year over four years beginning on September 12, 2006. The market value of the stock awards shown in the table is based on the closing market price of our stock on December 30, 2011, the last business day of the fiscal year, which was $3.40.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
Robert G. Burton, Sr.	10/27/2005	500,000	0	$9.52	10/27/2012	—	—
	9/12/2006	200,000	0	$20.55	9/12/2012	—	—
	9/12/2008	—	—	—	—	100,000	$340,000
	7/1/2009	75,000	75,000	$4.22	7/1/2015	125,000	$425,000
	5/21/2010	—	—	—	—	225,000	$765,000
	1/12/2011	—	—	—	—	300,000	$1,020,000
Mark S. Hiltwein	9/12/2007	50,000	0	$17.89	9/12/2013	—	—
	9/12/2008	—	—	—	—	18,750	$63,750
	6/8/2009	10,000	10,000	$4.90	6/8/2015	—	—
	7/1/2009	20,000	20,000	$4.22	7/1/2015	10,000	$34,000
	5/21/2010	5,000	15,000	$7.02	5/21/2016	30,000	$102,000
	1/12/2011	0	20,000	$5.62	1/12/2017	45,000	$153,000
Dean E. Cherry	9/12/2008	—	—	—	—	18,750	$63,750
	7/1/2009	17,500	17,500	$4.22	7/1/2015	7,500	$25,500
	5/21/2010	5,000	15,000	$7.02	5/21/2016	30,000	$102,000
	1/12/2011	0	15,000	$5.62	1/12/2017	10,000	$34,000
Harry R. Vinson	10/27/2005	100,000	0	$9.52	10/27/2012	—	—
	9/12/2006	65,000	0	$20.55	9/12/2012	—	—
	9/12/2007	40,000	0	$17.89	9/12/2013	—	—
	9/12/2008	—	—	—	—	17,500	$59,500
	7/1/2009	17,500	17,500	$4.22	7/1/2015	7,500	$25,500
	5/21/2010	5,000	15,000	$7.02	5/21/2016	30,000	$102,000
	1/12/2011	0	15,000	$5.62	1/12/2017	30,000	$102,000
Robert G. Burton, Jr.	10/27/2005	145,000	0	$9.52	10/27/2012	—	—
	9/12/2006	75,000	0	$20.55	9/12/2012	—	—
	9/12/2007	65,000	0	$17.89	9/12/2013	—	—
	9/12/2008	—	—	—	—	18,750	$63,750
	6/8/2009	8,750	8,750	$4.90	6/8/2015	—	—
	7/1/2009	10,000	20,000	$4.22	7/1/2015	10,000	$34,000
	5/21/2010	5,000	15,000	$7.02	5/21/2016	30,000	$102,000
	1/12/2011	0	20,000	$5.62	1/12/2017	60,000	$204,000

(1)   All numbers in this column are unvested RSUs.

Option Exercises and Stock Vested in Fiscal 2011

This table shows the options exercised and RSUs that vested in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting (6)
Robert G. Burton, Sr.	—	—	75,000	(2)	$284,250
	—	—	100,000	(3)	$379,000
	—	—	62,500	(4)	$402,500
	—	—	75,000	(5)	$458,250
Mark S. Hiltwein	—	—	11,250	(2)	$42,637
	—	—	18,750	(3)	$71,062
	—	—	5,000	(4)	$32,200
	—	—	10,000	(5)	$61,100
Dean E. Cherry	—	—	18,750	(3)	$71,062
	—	—	3,750	(4)	$24,150
	—	—	10,000	(5)	$61,100
Harry R. Vinson	—	—	7,500	(2)	$28,425
	—	—	17,500	(3)	$66,325
	—	—	3,750	(4)	$24,150
	—	—	10,000	(5)	$61,100
Robert G. Burton, Jr.	5,000	$8,550	12,500	(2)	$47,375
	5,000	$9,200	18,750	(3)	$71,062
	—	—	5,000	(4)	$32,200
	—	—	10,000	(5)	$61,100

(1)	Non-qualified Stock Options. Represents vesting of 25% of the option award granted on July 1, 2009.

(2)	Restricted Stock Units. Represents vesting of 25% of awards granted on September 12, 2007.

(3)	Restricted Stock Units. Represents vesting of 25% of awards granted on September 12, 2008.

(4)	Restricted Stock Units. Represents vesting of 25% of awards granted on July 1, 2009.

(5)	Restricted Stock Units. Represents vesting of 25% of awards granted on May 21, 2010.

(6)
Amounts reflect the market price of the stock on the date the award vested. The September 12, 2008 and 2007 awards vested on September 12, 2011; closing price of Cenveo stock on that date was $3.79.  The July 1, 2009 awards vested on July 1, 2011; closing price of Cenveo stock on that date was $6.44.  The May 21, 2010 awards vested on May 23, 2011; closing price of Cenveo stock on that date was $6.11.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding awards granted under our equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 2)
Equity compensation plans approved by shareholders	5,947,814(1)	$10.21(2)	617,782(3)
Equity compensation plans not approved by shareholders (4)	n/a	n/a	n/a
Total	5,947,814	$10.21	617,782

(1)	Includes 4,192,980 shares subject to outstanding stock options and 1,754,834 shares subject to outstanding RSU awards.

(2)	The weighted average exercise price does not take outstanding RSU awards into account because such awards have no exercise price.

(3)
These shares are available for issuance under our 2007 Long-Term Equity Incentive Plan.  The 2007 Plan, as approved by shareholders, provides that any unused shares authorized under prior plans (and shares that become available due to forfeitures of awards granted under such plans) are rolled over into the 2007 Plan. The 2007 Plan provides for the grant of stock options, SARs, restricted stock, restricted stock units, and other stock-based awards.  Of the shares available for grant under the 2007 Plan as of January 1, 2011, no more than 390,077 are currently available for restricted stock awards and/or RSU awards.

(4)
Does not include shares purchased under our employee stock purchase plan, which are purchased on the open market.  The employees and directors participating in the plan pay the full market price for the shares. The Company does not reserve shares for this plan.

Potential Payments on Termination

The following table describes the potential payments and benefits that each of the NEOs would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2011.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at Fiscal Year-End table on page 23).

	Cash Severance Payment	Continuation of Medical Benefits (1)	Accelerated Vesting of Equity Awards (2)	Total Termination Benefits
Robert G. Burton, Sr.
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$2,200,000	$0	$0	$2,200,000
•Without Cause or For Good Reason	$8,836,000	$18,264	$2,550,000	$11,404,264
•Change of Control	$0	$0	$2,550,000	$2,550,000
Mark S. Hiltwein
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$1,167,000	$13,344	$352,750	$1,533,094
•Change of Control	$0	$0	$352,750	$352,750
Dean E. Cherry
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$1,009,500	$14,676	$225,250	$1,249,426
•Change of Control	$0	$0	$225,250	$225,250
Harry R. Vinson
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$862,000	$14,676	$289,000	$1,165,676
•Change of Control	$0	$0	$289,000	$289,000
Robert G. Burton, Jr.
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$1,272,000	$15,900	$403,750	$1,691,650
•Change of Control	$0	$0	$403,750	$403,750

(1)	Reflects payment of COBRA premiums under the executives’ employment agreements.

(2)
Reflects the value of RSUs whose vesting is accelerated on the termination of employment and the option spread of stock options whose vesting is accelerated on the termination of employment, in each case based on the closing price of the Company’s common stock of $3.40 on December 30, 2011, the last business day of the fiscal year.

Employment Agreements. The Company is party to employment agreements with Messrs. Burton, Sr., Burton, Jr., Hiltwein, Cherry, and Vinson (collectively, the ‘‘Employment Agreements’’). The Employment Agreements provide for termination of the executive’s employment at any time by the Company with or without cause and by the executive with or without good reason. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s termination of the executive’s employment for reasons other than for cause, or (2) the executive’s termination of his employment for good reason. Under the Employment Agreements, the lump sum severance payment for Mr. Burton, Sr. would be equal to two times his annualized total compensation, for Messrs. Burton, Jr., Hiltwein, Cherry, and Vinson, one times their annualized total compensation. Annualized total compensation is defined as the executive’s base salary, target bonus opportunity and annual car allowance, at the effective rate immediately prior to the executive’s termination date. The executive would also be reimbursed for COBRA coverage under the Company medical and dental plans for a period of up to 12 months for Messrs. Burton, Jr., Hiltwein, Cherry, and Vinson, and 24 months for Mr. Burton, Sr. For all NEOs, all outstanding stock options and other equity grants would immediately vest. There is no gross-up for excise taxes in any of the Employment Agreements.

If Mr. Burton, Sr.’s employment is terminated on account of a ‘‘disability,’’ he will be paid a lump sum equal to two times his base salary in effect at the time of such termination under his employment agreement. In the event an executive’s employment is terminated for any other reason, including death, or upon voluntary termination by the executive without good reason, the executive is entitled to receive only his earned but unpaid salary through the date of termination plus all other amounts (other than any severance benefits) payable under the terms of the Company’s benefit plans through the date of termination.

The Employment Agreements each contain non-competition and non-solicitation provisions on the part of the executives that match the time period for which severance is paid (12 months for Messrs. Burton, Jr., Hiltwein, Cherry, and Vinson, and 24 months for Mr. Burton, Sr.).

Definitions

‘‘Cause’’ is defined for purposes of the Employment Agreements to mean:

•  willful and continued failure of the executive to perform his duties under the Employment Agreement,

•  willful engagement in illegal conduct or misconduct materially damaging to the Company and its subsidiaries,

•  conviction of, or pleading nolo contendere to a felony, or

•  dishonesty or misappropriation relating to the Company, and

•  in the event that the event or condition is curable, failure to remedy such event or condition within 30 days following written notice thereof from the Company (and an affirmative vote by two-thirds of the Board in the case of Mr. Burton, Sr.).

‘‘Good Reason’’ is defined for purposes of the Employment Agreements to mean:

•  a material dimunition of the executive’s authority, duties or responsibilities,

•  material reduction in executive’s annual base salary,

•  relocation of the executive’s place of employment more than 35 miles from his current location, or

•  a material breach of the Employment Agreement by the Company.

In Mr. Burton, Sr.’s agreement ‘‘Good Reason’’ also means:

•  failure of a successor company to assume the Employment Agreement,

•  failure to provide office space, related facilities and support personnel appropriate for the executive’s responsibilities and position, or

•  without executive’s prior written consent, removal of or failure to nominate, re-elect or re-appoint the executive to the Board, or failure by the Company to renew the Employment Agreement.

Change of Control

The equity awards granted to the NEOs provide for accelerated vesting upon a change of control. Change of control is defined to include any of the following events:

•  An acquisition of any voting securities of the Company (the ‘‘Voting Securities’’) by any ‘‘Person’’ which such Person has forty percent (40%) or more of the combined voting power of the then outstanding Voting Securities.
•  The individuals who, as of the date of the grant, are members of the Board, cease for any reason to constitute at least a majority of the Board.
•  Consummation of a merger, consolidation or reorganization involving the Company.

Effects of our Compensation Programs on Risk

All significant acquisitions and debt incurrences are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our divisions may have performance targets that will be affected by growth or short-term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance that may benefit from our growth or generating short-term profits. However, because most of the decisions that could expose us to significant risks relate to matters that affect us in the long term, we do not believe that they expose us to significant risk.

In addition, because most of our senior executives have performance requirements based on our results as a company which do not relate to exposing the Company to financial exposure or surety, and are consistent with established industry practice, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on such consolidated financial statements, including a report on the effectiveness of the Company’s internal controls over financial reporting. The audit committee monitors these processes through periodic meetings with management and the independent auditors.

In this context, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Committees,” as currently in effect.

In addition, the audit committee discussed with the independent auditors its independence from the Company and its management, and the audit committee has received from the independent auditors the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence. The audit committee has concluded that the independent auditors are independent from the Company and its management.

The audit committee discussed with the independent auditors the overall scope and plans for its audit. The audit committee met periodically with the independent auditors, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions described above, the audit committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company for the year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

THE AUDIT COMMITTEE

Leonard C. Green (Chair)
Gerald S. Armstrong
Dr. Mark J. Griffin
Robert B. Obernier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Grant Thornton, LLP as our independent auditors for 2012. Representatives of Grant Thornton will be present at our annual meeting and will be available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Fees

The following table shows the fees billed by Grant Thornton, LLP related to fiscal years 2011 and 2010:

	2011	2010
Audit fees (1)	$1,735,755	$1,643,198
Audit-related fees (2)	59,923	115,900
Tax fees (3)	60,105	103,973
All other fees	-	-
Total	$1,855,783	$1,863,071

(1)
For the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, the reviews of our consolidated financial statements included in the Company’s reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings for those fiscal years.

(2)	For due diligence services rendered in connection with acquisitions.
(3)	For tax advice and planning.

Auditor Independence

The audit committee considered the effect of the services described above under audit-related fees and tax fees may have had on the independence of the Company’s independent auditors. Audit-related fees amounted to 3.2% and 6.2% of our total fees billed for 2011 and 2010, respectively. Tax fees amounted to 3.2% and 5.6% of our total fees billed in 2011 and 2010, respectively. The committee approved these services and determined that those non-audit services were compatible with maintaining the independence of its principal auditors. The Company’s auditors provided the committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and the committee discussed with its independent auditors their independence.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS & CERTAIN CONTROL PERSONS

Settlement and Governance Agreement. On September 9, 2005, Cenveo’s former management entered into a settlement and governance agreement with Burton Capital Management, LLC and Robert G. Burton, Sr. Pursuant to the settlement and governance agreement, Cenveo’s incumbent board of directors approved a reconstituted board of directors. This agreement was filed as an exhibit to the Company’s Form 8-K filed with the SEC on September 12, 2005.

Repurchase of Senior Subordinated Notes. On March 23, 2012, in connection with other repurchases of outstanding indebtedness of Cenveo Corporation pursuant to formal tender offers and otherwise, Cenveo Corporation agreed to repurchase from Burton Capital Management, LLC, which is controlled by Robert G. Burton, Sr. and other members of the Burton family, an aggregate principal amount of Cenveo Corporation’s 7-7/8% Senior Subordinated Notes due 2013 at a purchase price of par value plus twenty-five (25) basis points.

Indemnity Agreements. Cenveo has entered into indemnity agreements with each NEO that provide that Cenveo will indemnify the executives in lawsuits brought against any executive in his or her capacity as an officer of Cenveo.

Policy. The Company’s policy requires that all related person transactions required to be disclosed by SEC rules be approved by at least three of the Company’s disinterested directors. This policy is set forth in the Settlement and Governance Agreement. In reviewing any such transactions, the disinterested directors consider the benefit of the transaction to the Company; whether the transaction involves standard prices, rates or charges; the nature of the related person’s interest in the transaction; the materiality of the transaction to each party; whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and other factors that help to determine whether the transaction is in the best interest of the Company. Any director who is a related person with respect to a transaction is recused from the review of the transaction.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and certain other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. To the best of our knowledge, all required filings in 2011 were made in a timely fashion. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

Available Materials

SHAREHOLDERS MAY REQUEST FREE COPIES OF CERTAIN MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CENVEO, INC., ONE CANTERBURY GREEN, 201 BROAD STREET, STAMFORD, CT 06901, ATTENTION: CORPORATE SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.cenveo.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 2, 2012: The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/15670S, a non-traceable, non-edgar website.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Shareholder List

A list of registered shareholders on the record date for the annual meeting will be available for inspection from April 4, 2012 through the annual meeting at the offices of Shipman & Goodwin LLP, 300 Atlantic Street, Stamford, Connecticut 06901.

Contact the Board

Any interested parties may at any time direct questions to the independent directors of the Board by sending an e-mail to CenveoIndependentDirector@cenveo.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to our independent directors. The independent directors monitor these e-mail messages and facilitate an appropriate response.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our code of business conduct and ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the internet at www. mysafeworkplace.com.

Directions to the Meeting

From Manhattan, Southern Connecticut & Westchester:  Follow I-95 North to Exit 7 (Greenwich Avenue).  At the light make a right and an immediate right into First Stamford Place.  Drive straight up the hill to the stop sign and the hotel is directly in front of you.  Make the second left into hotel parking.

From Northern Areas:  Follow I-95 South to Exit 6 (West Avenue).  At the end of the ramp turn left.  Go under the I-95 overpass.  At the next light make a left and get back onto I-95 going North.  Get off at Exit 7 (Greenwich Avenue) and follow the directions from Manhattan above.

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?
A:
Cenveo is providing these proxy materials to you and soliciting your vote in connection with its annual meeting of shareholders, which will take place on May 2, 2012. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:
The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2011 Annual Report is also enclosed.

Q:	Who may vote at the meeting?
A:
Only shareholders of record at the close of business on March 9, 2012 may vote at the meeting. As of the record date, 63,429,769 shares of Cenveo’s common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Registrar & Transfer Company, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by Cenveo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Q:	What may I vote on at the meeting?
A:	You may vote on the following three proposals:

• to elect five nominees to serve on Cenveo’s Board of Directors for terms expiring at the next annual meeting,

• to ratify the selection of our independent auditors for 2012, and

• to approve the advisory resolution on named executive officer compensation as disclosed in the proxy statement.

Q:	How does the Board of Directors recommend I vote?
A:
The Board recommends that you vote your shares FOR each of the five listed director nominees, FOR the ratification of our independent auditors, and FOR the advisory resolution on named executive officer compensation.

Q:	How can I vote my shares?
A:
You may vote either in person at the meeting or by proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares in street name through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement. These methods may include voting over the internet, by telephone or by mailing a voting instruction card. If you want to attend the meeting and vote your shares that are held in street name, you must first obtain a legal proxy from your bank or broker in order to do so.

Q:	How are votes counted?
A:
In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the auditors. You may vote FOR, AGAINST or ABSTAIN on the advisory resolution on named executive officer compensation.

Q:	What is a ‘‘quorum’’ and why is it necessary?
A:
Conducting business at the annual meeting requires a quorum. For a quorum to exist, shareholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy. Under the Colorado Business Corporation Act, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists.

Q:	What vote is required to approve each proposal, and how will votes be counted?
A:
Under the rules that govern brokers who have record ownership of shares that are held in ‘‘street name’’ for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Your broker will have discretionary authority to vote your shares on Proposal No. 2 at the Annual Meeting, which is a routine matter. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares ‘‘FOR’’ Proposal No. 2, Ratification of Selection of Independent Auditors. Your broker will not have discretionary authority to vote your shares with respect to Proposal No. 1, Election of Directors, or Proposal No. 3, Say-on-Pay. A ‘‘broker non-vote’’ occurs when the broker does not receive voting instructions from the beneficial owner with respect to a non-routine matter and therefore the broker expressly indicates on a proxy card that it is not voting on a matter. To the extent your broker submits a broker non-vote with respect to your shares on a proposal, your shares will not be deemed ‘‘votes cast’’ with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to Proposal No. 1, 2, or 3.

If a quorum is present:

For Proposal No. 1, directors will be elected by a plurality of the votes cast. This means that the five nominees receiving the highest number of votes will be elected as directors. Cenveo’s articles of incorporation do not permit shareholders to cumulate their votes. Abstentions and broker non-votes will have no effect on the vote for directors.

For Proposal No. 2, the selection of Grant Thornton, LLP as our independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposal.

For Proposal No. 3, the non-binding, advisory resolution approving the compensation of our named executive officers will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposal.

Q:	Can I change my vote?
A:	You have the right to revoke your proxy by:

• providing written notice to Cenveo’s corporate secretary before the meeting that you revoke your proxy,

• voting in person at the meeting, or

• signing a later-dated proxy card and submitting it so that it is received before the meeting begins.

Attending the meeting will not by itself revoke a proxy.

Q:	What does it mean if I get more than one proxy card?
A:
If your shares are registered differently and are held in more than one account, then you will receive more thanone proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Q:	How will voting on any other business be conducted?
A:
The last date for timely filing stockholder proposals relating to the 2012 annual meeting was February 4, 2012. As of the date of this proxy statement, the Board has not received notice of any business, and presently does not know of any business to be presented for consideration at the meeting other than election of five directors, the ratification of our independent auditors, and the advisory vote on the compensation of our named executive officers. If any other business is properly presented at the meeting, your proxy gives Mark S. Hiltwein, our Executive Vice President and Chief Financial Officer, and Ian R. Scheinmann, Senior Vice President, Legal Affairs, authority to vote on these matters in their discretion.

Q:	Who may attend the meeting?
A:	All shareholders who owned shares of our common stock on the record date, March 9, 2012, may attend the meeting.

Q:	Where and when will I be able to find the results of the voting?
A:
The results of the voting will be announced at the meeting. We will also publish the final results on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the annual meeting.

Q:	When are shareholder proposals for the 2013 annual meeting due?
A:
In order to be considered for inclusion in our proxy statement for the 2013 annual meeting a shareholder proposal must be received by our Corporate Secretary at our principal office by December 5, 2012. A shareholder of record may introduce a proposal to be voted on at our 2013 annual meeting that is not included in our proxy statement for that meeting. In order to do so, the shareholder must provide written notice of such intention that is received by our Corporate Secretary at our principal office no later than February 18, 2013. Such notice must include a brief description of the proposal desired to be introduced, the reason for it, and the proposing shareholder’s interest in the matter; the proposing shareholder’s name and address as they appear on the Company’s books; the number of shares of common stock owned beneficially by the proposing shareholder and the date they were acquired; and a representation that the shareholder intends to appear at the annual meeting and present the proposal.

Q:	How can shareholders nominate a candidate for director?
A:
A shareholder of record may nominate a candidate for director by providing written notice to our Corporate Secretary at our principal office. If the nomination relates to an election to be held at our annual meeting, the notice must be received by our Corporate Secretary no later than 90 days before the anniversary date of the previous year’s annual meeting, and if it relates to an election to be held at a special meeting, it must be received by the close of business on the tenth day after the day notice of the special meeting was first mailed or publicly disclosed. The notice must include all information about the proposed nominee required by SEC rules to be included in a proxy statement, the nominee’s written consent to serve if elected, the nominating shareholder’s name and address as they appear on the Company’s books and the number of shares beneficially owned by the nominating shareholder.

Q:	Who will bear the cost of soliciting proxies for the meeting, and how will these proxies be solicited?
A:
The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

Cenveo.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cenveo, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cenveo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43767-P21372 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CENVEO, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert G. Burton, Sr.
02) Gerald S. Armstrong
03) Leonard C. Green
04) Dr. Mark J. Griffin
05) Robert B. Obernier

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to ratify the selection of Grant Thornton, LLP as the Corporation's independent auditors for the fiscal year ending December 29, 2012.	0	0	0
3. Proposal to approve, by a non-binding, advisory vote, 2011 compensation paid to the Corporation's named executive officers.	0	0	0

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted **FOR** each named director nominee and **FOR** Proposals 2 and 3 and in accordance with their discretion on such other matters as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M43768-P21372

CENVEO, INC.
SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2012

The undersigned, revoking any proxy heretofore given, hereby appoints, as proxies for the undersigned, Mark S. Hiltwein and Ian R. Scheinmann, or either of them, with full power of substitution, to vote all shares of the capital stock of CENVEO, INC., a Colorado corporation (hereinafter, the "Corporation"), that the undersigned is entitled to vote at the Corporation's annual meeting of shareholders to be held on Wednesday, May 2, 2012, at 12:00 noon at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, receipt of notice of which meeting and the proxy statement accompanying the same being hereby acknowledged by the undersigned, and at any adjournments or postponements thereof, upon the matters described in the notice of meeting and proxy statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Each properly executed proxy will be voted in accordance with the specifications made on the reverse side of this card and in the discretion of the proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted **FOR** all listed nominees to serve as directors, and **FOR** Proposals 2 and 3.

Address Changes/Comments: ______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side